Exhibit 10.2

ASCENT CAPITAL GROUP, INC.

May 10, 2018

Mr. William R. Fitzgerald
Chairman of the Board
Ascent Capital Group, Inc.
5251 DTC Blvd., Suite 1000
Greenwood Village, CO 80111

Dear Bill:

This letter will serve to confirm that on March 30, 2018, the Board of Directors (“Board”) approved, and Ascent Capital Group, Inc. agrees that it will provide, the following compensation structure for you in your capacity as the Non-Executive Chairman of the Board of Ascent Capital Group, Inc. As you know, the minutes reflecting the foregoing action were subsequently ratified by the Board of Directors at the May 3, 2018 meeting.

Consistent with its standard policy, the Board evaluates its compensation structure on an annual basis and the following compensation structure (other than one-time performance awards, which were granted prior to the date of this letter) is subject to change in subsequent years at the directive of the Board.

Your compensation in 2018 as a non-executive director, as well as the special onetime incentive awards is summarized as follows:

•	$282,500 paid in cash (on an annualized basis). Cash compensation will be paid quarterly in accordance with the Company’s customary practice for directors.

•
An annual award of restricted shares with a grant date value of $117,500 (prorated for 2018).  Vesting terms will be standard (same as all other directors i.e., ratably over eight quarters) (grant date of March 30, 2018).

•	A one-time $400,000 performance award contingent on [performance condition that relates to the capital structure of the Company] (grant date March 30, 2018).

◦
50% of the award will be evidenced by PRSUs with a grant date value of $200,000 ($200,000 / $3.68 = 54,348 units).  Said units will vest when, and if, the Compensation Committee is satisfied that the condition has been met; and

◦	50% of the award will be paid in cash when, and if, the Committee is satisfied that the condition has been met.

Note:  the closing share price for ACG Class A shares on March 29, 2018, was $3.68.  The market was closed March 30, 2018.

•
A one-time $400,000 performance award contingent on the execution and successful completion of a material transaction that enhances shareholder value as determined by the Compensation Committee (e.g., partnership, investment or material commercial relationship) (grant date March 30, 2018).

◦
50% of the award will be evidenced by PRSUs with a grant date value of $200,000 ($200,000 / $3.68 = 54,348 units).  Said units will vest when, and if, the Committee is satisfied that the condition has been met; and

◦	50% of the award will be paid in cash when, and if, the Committee is satisfied that the condition has been met.

This letter will also confirm the following:

It is the regular practice of the Corporation to reimburse directors for business expenses incurred in the course of performing their duties and this policy will continue to apply to you.   In addition, and in furtherance of your duties, as the non-executive chairman: (i) you will continue to have access to and use of the office you presently occupy at 5251 DTC Parkway, Suite 1000; and (ii) you will continue to have access to and use of secretarial services provided at the office.  Notwithstanding the foregoing, the Board of Directors may, at their election, revoke these office and secretarial privileges at their discretion.

Best,

By:	/s/ William E. Niles

William E. Niles
Chief Executive Officer & General Counsel

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